Exhibit 10.49

INVESTMENT MANAGEMENT AGREEMENT

Fairholme Capital Management, L.L.C., a Delaware limited liability company (“Manager”), and The St. Joe Company, a Florida corporation (“Client”), for good and valuable consideration, hereby enter into this Investment Management Agreement, dated as of April 8, 2013 (“Agreement”), and hereby agree that Manager shall act as discretionary adviser with respect to the assets of Client described below (“Investment Account”) on the following terms and conditions:

1. Investment Account. The Investment Account shall consist of cash and securities of Client held in the account identified in Schedule A. Client has established the account in its name at the financial institution in Schedule A (“Custodian”) and agrees to execute and deliver to Custodian such limited powers-of-attorney or other authorizations as may be required by Custodian in order to fully establish and effectuate the discretionary authority granted to Manager hereunder. Neither Manager nor its affiliates will at any time act as custodian or have physical custody of any assets in the Investment Account. Client authorizes Manager to instruct Custodian on Client’s behalf (a) to send to Client and Manager monthly statements showing all transactions occurring in the Investment Account during the period covered by the account statement, and the funds, securities and other property in the Investment Account at the end of the period and (b) to provide Manager copies of all trade confirmations, periodic statements and other reports relating to the Investment Account that Custodian sends to Client or receives with regard to the Investment Account.

2. Services of Manager. By execution of this Agreement, Manager accepts appointment as investment adviser for the Investment Account with full discretion and agrees to supervise and direct the investments of the Investment Account for the sole benefit of Client in accordance with the investment guidelines and restrictions described in Schedule B (as such may be amended and provided to Manager in writing from time to time, the “Investment Guidelines”). In the performance of its services, Manager will not be liable for any error in judgment or any acts or omissions to act except those resulting from Manager’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws.

3. Discretionary Authority. (a) Manager shall have full discretion and authority, without obtaining any prior approval, as Client’s agent and attorney-in-fact: (a) to make all investment decisions in respect of the Investment Account on Client’s behalf and at Client’s sole risk; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in any bond, other fixed-income securities or cash equivalent securities or shares of mutual funds (other than a fund advised by Manager) in respect of the Investment Account; (c) to place orders with respect to, and to arrange for, any of the foregoing; and (d) in furtherance of the foregoing, to do anything which Manager shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the selection of such brokers, dealers, and others as Manager shall determine in its absolute discretion.

(b) To the extent practicable and as permitted under applicable law, Manager is hereby authorized to, and Client agrees that Manager may, but is not obligated to, bunch or aggregate orders on behalf of the Investment Account with orders on behalf of other clients. In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, will be made in a manner which Manager considers to be the most fair and equitable over time to all of its clients, including Client.

(c) Client acknowledges and agrees that: (i) advice given and actions taken by Manager under this Agreement for the Investment Account may differ from advice given or the timing and nature of action taken by Manager in managing its other client accounts or the accounts of Manager or any of its principals, affiliates, members, officers, or employees; (ii) while Manager seeks to treat all clients fairly and equitably over time, it cannot guarantee that the Investment Account will receive identical treatment to other client accounts, even if other client accounts receive significant financial gain as a direct result of unequal treatment; (iii) Manager may purchase or sell securities for the Investment Account in which Manager or any of its principals, affiliates, members, officers, or employees, may have and continue to have or may acquire a position or interest and nothing in this Agreement shall prevent Manager, or any of its principals, affiliates, members, officers, or employees, from acquiring or disposing of any securities; and (iv) nothing in this Agreement shall be deemed to impose on Manager any obligation to purchase or sell for the Investment Account any security or other asset which Manager, its principals, affiliates, members, officers, or employees may directly or indirectly purchase or sell for its or their own accounts or for the account of any other client.

4. Brokerage. When placing orders for the execution of transactions for the Investment Account, Manager may allocate transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by Manager in its sole discretion. In selecting brokers or dealers to execute transactions, Manager need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not Manager’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, Manager shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers.

5. Reports. Manager shall provide Client monthly reports containing a detailed listing of invested assets and transactions in the Investment Account. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice.

6. Fees and Expenses. (a) Neither Manager nor its control persons shall receive compensation in connection with the services provided by Manager to Client hereunder.

(b) Client shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of Client pursuant to this Agreement and shall include: custodial fees; accounting service fees, investment expenses such as commissions; and other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets.

7. Confidential Relationship. All information and advice furnished by either party to the other party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third parties except as required by law. By entering into this Agreement, Client expressly authorizes Manager to provide any information that it obtains about Client to the broker-dealers through whom Manager executes transactions and to Custodian to the extent necessary to provide Client investment advisory services set forth herein.

8. Assignment. No assignment of this Agreement shall be made by Manager or Client without the written consent of the other party hereto.

9. Directions to Manager. All directions by or on behalf of Client to Manager shall be in writing signed by Client. Manager shall be fully protected in relying upon any such writing which Manager reasonably believes to be genuine and signed or presented by Client.

10. Proxies/Legal Actions. Unless the parties otherwise agree in writing, Manager shall have no obligation or authority to take any action with respect to the voting of proxies solicited by or with respect to issuers of securities held in the Investment Account. In addition, Manager shall have no obligation or authority to act on behalf of or advise Client on any legal proceedings, including class actions, concerning securities currently or formerly held in the Investment Account.

11. Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be in writing and shall be deemed duly given when delivered by hand or deposited in the United States mail with first-class postage affixed and addressed as follows:

(a)	if to Manager, to:

Fairholme Capital Management, L.L.C.
4400 Biscayne Blvd.
9th Floor
Miami, FL 33137
Attn: Bruce R. Berkowitz

(b)	if to Client, to:

The St. Joe Company
133 South Watersound Parkway
Watersound, FL 32413
Attn: Park Brady

12. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and shall not be amended except by an instrument in writing signed by the parties hereto.

13. Termination; Survival. This Agreement shall continue in force from the date hereof until terminated by either party without penalty by written notice to the other party at least sixty (60) days prior to the date upon which such termination is to become effective, provided that Client shall honor any trades executed but not settled before the date of any such termination. The provisions of Section 2 regarding Manager’s scope of liability and Section 14 shall survive the termination of this Agreement.

14. Effective Date; Governing Law. This Agreement shall become effective on the date first written above. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the City of Miami, FL for the purposes of adjudicating any matter arising from or in connection with this Agreement.

15. Counterparts. This Agreement may be executed in three counterparts, each one of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Bruce R. Berkowitz
Bruce R. Berkowitz
Managing Member

THE ST. JOE COMPANY

By:	/s/ Park Brady
Park Brady
Chief Executive Officer

SCHEDULE B

INVESTMENT GUIDELINES AND RESTRICTIONS

(As of April 8, 2013)

	% of Investment Account*
Instrument	Minimum	Maximum
Cash & Cash Equivalents (Investment Grade)	50%	100%
Fixed-Income Securities, other than Cash and Cash Equivalents	0%	50%
Investment in any one issuer, on a consolidated basis (excluding U.S. Government)	0%	10%

*	These percentages are based on the amount of St. Joe funds in the Prime Brokerage Account set forth in Schedule A of this Agreement at the time of the investment.

Investment/Account Restrictions*+

•	No investments in preferred or common equity

•	All securities to be custodied in cash-only account

•

No investments in shares of any fund advised by Manager (provided that, except as otherwise required by law, there shall be no restriction on investing in securities or other instruments held by any such fund)

•	The average duration of Fixed Income Securities, other than Cash and Cash Equivalents, shall not exceed 10 years.

*	No Guideline or Restriction exception or policy change may be made without written approval of the St. Joe Investment Committee.

+	An investment’s compliance with the investment guidelines and restrictions set forth in this Schedule B will be determined on the trade date, based on the transaction price and characteristics of the investment on the trade date compared to the value of the Investment Account as of the most recent valuation date. Investment restrictions set forth in this Schedule B will not be deemed breached as a result of changes in value or characteristics of a security following purchase.

By:	/s/ Bruce R. Berkowitz	By:	/s/ Park Brady
	Bruce R. Berkowitz		Park Brady